As filed with the Securities and Exchange Commission on January 27, 2014

Registration No. 333-184308

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

CNL GROWTH PROPERTIES, INC.

(formerly known as Global Growth Trust, Inc.)

(Exact name of registrant as specified in governing instruments)

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Telephone: (407) 650-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew A. Hyltin

Chief Executive Officer and President

CNL Growth Properties, Inc.

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Telephone: (407) 650-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard E. Baltz, Esq.	Peter E. Reinert, Esq.
Neil M. Goodman, Esq.	Lowndes, Drosdick, Doster, Kantor
Arnold & Porter LLP	& Reed, P.A.
555 Twelfth Street N.W.	215 North Eola Drive
Washington, DC 20004-1206	Orlando, Florida 32801
Telephone: (202) 942-5000	Telephone: (407) 843-4600

Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of the registration statement.

If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering  ☒

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Form S-11 Registration Statement (Registration No. 333-184308) is filed pursuant to Section 462(d) solely to file a Consent as an exhibit to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36	Financial Statements and Exhibits

(b)	The following exhibit is filed as part of the Registration Statement:

Exhibit No.	Description

23.4	Consent of CBRE Capital Advisors, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on January 27, 2014.

CNL GROWTH PROPERTIES, INC.
(Registrant)

By:	/s/ Andrew A. Hyltin
Andrew A. Hyltin
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ James M. Seneff, Jr. James M. Seneff, Jr.	Chairman of the Board and Director	January 27, 2014

/s/ Stephen P. Elker Stephen P. Elker	Independent Director	January 27, 2014

/s/ Mary Lou Fiala Mary Lou Fiala	Independent Director	January 27, 2014

/s/ Andrew A. Hyltin Andrew A. Hyltin	President and Chief Executive Officer (Principal Executive Officer)	January 27, 2014

/s/ Rosemary Q. Mills Rosemary Q. Mills	Chief Financial Officer and Treasurer (Principal Financial Officer)	January 27, 2014

/s/ Ixchell C. Duarte Ixchell C. Duarte	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	January 27, 2014